Exhibit 99.1

Dyax Reports Results of Interim Analysis of Phase 2 Trial of Ecallantide for Acute Treatment of ACE Inhibitor-Induced Angioedema

BURLINGTON, Mass.--(BUSINESS WIRE)--June 14, 2012--Dyax Corp. (NASDAQ: DYAX) announced today the decision to discontinue the Company’s Phase 2 trial investigating ecallantide in the acute treatment of angiotensin converting enzyme (ACE) inhibitor-induced angioedema based upon the results of an interim analysis. This double-blind, placebo-controlled, randomized, dose-ranging study was designed to evaluate the efficacy and safety of ecallantide (10, 30, or 60 mg subcutaneous doses) compared to placebo, with a goal of enrolling 176 patients. The primary endpoint was the proportion of patients meeting a set of criteria indicating eligibility for discharge from the emergency department within 6 hours following study drug administration.

Safety was not a factor in the Company’s decision to stop the clinical trial. Separately from this interim analysis of the efficacy data, an independent Data Safety Monitoring Board (DSMB) met on May 15, 2012, and reviewed blinded safety data for the first 25% of patients enrolled in the trial. The DSMB did not identify any safety concerns and did not recommend any changes to the conduct of the study.

Prior studies and literature suggested that ACE inhibitor-induced angioedema is complicated by high rates of morbidity, which drove the assumptions used to power the study. This large, multi-center, placebo-controlled trial provided an opportunity to better understand the disease, and, as such, Dyax determined that it would be prudent to conduct an interim analysis of efficacy data.

Data from the first 72 patients treated in the trial suggests a trend favoring a treatment with ecallantide over placebo; however, this trend is not statistically significant. Because the observed response rate to placebo was substantially higher than originally anticipated, the study was determined to be inadequately powered to detect a statistically significant difference between ecallantide and placebo. In addition, based upon the primary endpoint data, the enrolled population does not appear to reproduce the high morbidity described in previous medical literature.

The Company is currently assessing options regarding future investigational efforts in the acute treatment of ACE inhibitor-induced angioedema.

“Today’s announcement in no way diminishes our commitment to the overall angioedema space and, in particular, to patients with hereditary angioedema,” said Dr. Burt Adelman, Chief Medical Officer at Dyax. "These results have no bearing on the use of Kalbitor® (ecallantide) to treat patients during an acute attack of HAE."

"Dyax will continue to actively investigate novel therapeutic approaches for angioedema disorders, including next generation therapies and testing,” said Gustav Christensen, President and Chief Executive Officer of Dyax. "These results, while unanticipated, provide us with further evidence and understanding of the biology of angioedema, supporting our efforts to address these disorders and to remain at the forefront of therapeutic innovation."

The Company expects to present a detailed set of results from its ACE inhibitor-induced angioedema study at a future scientific forum.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the development and commercialization of novel biotherapeutics for unmet medical needs. The Company’s lead product, ecallantide, has been approved under the brand name KALBITOR® in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older.

Dyax is commercializing KALBITOR in the United States independently, and establishing strategic collaborations to develop and commercialize ecallantide for the treatment of HAE in key regions worldwide. Currently, Dyax has collaboration agreements for regions including Europe, Japan, Russia, the Middle East, Australia, New Zealand, Latin America (excluding Argentina, Brazil and Mexico) and the Caribbean. The company is also exploring other potential indications for ecallantide, either alone or through collaborations, including drug-induced angioedema.

Ecallantide and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the Licensing and Funded Research Program (LFRP). Collectively, LFRP agreements generate significant revenue for Dyax in the form of license fees, milestone payments and/or royalties. The success of the Company’s LFRP is illustrated by the program’s advanced licensee pipeline that includes 18 candidates in clinical development. Of those candidates, four are in Phase 3 clinical trials, four are in Phase 2 and ten are in Phase 1.

Dyax is headquartered in Burlington, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President and
Chief Financial Officer
gmigausky@dyax.com
or
Jennifer Harsey, 617-250-5741
Manager, Investor Relations and
Corporate Communications
jharsey@dyax.com